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LaBRANCHE & CO INC.

Offer to Purchase for Cash
Any and all shares of its Series B Preferred Stock,
Liquidation Preference $1,000 per share
CUSIP Number 505447 30 0
at
$1,000 per share, plus Accrued but Unpaid Dividends
to the Date of Purchase

  THE OFFER SET FORTH HEREIN AND THE RIGHT OF WITHDRAWAL DESCRIBED HEREIN WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 12, 2004 OR SUCH LATER TIME AND DATE TO WHICH THE OFFER IS EXTENDED (SUCH TIME AND DATE, THE "EXPIRATION DATE"). HOLDERS OF SHARES OF LaBRANCHE SERIES B PREFERRED STOCK MUST TENDER THEIR SHARES ON OR PRIOR TO THE EXPIRATION DATE IN ORDER TO RECEIVE THE OFFER CONSIDERATION. TENDERED SHARES MAY BE WITHDRAWN AT ANY TIME AT OR PRIOR TO THE EXPIRATION DATE, BUT NOT THEREAFTER.

        LaBranche & Co Inc., a Delaware corporation, invites holders of shares of its Series B Preferred Stock, liquidation preference $1,000.00 per share (the "Shares" or the "Series B Preferred Stock"), to tender any and all Shares at a price of $1,000.00 per share plus accrued but unpaid dividends up to, but not including, the date of purchase (the "Offer Consideration"), upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with this Offer to Purchase and any amendments or supplements hereto or thereto, collectively constitute the "Offer").

        The Offer is not conditioned upon any minimum number of Shares being tendered. However, the Offer is subject to certain conditions contained in this Offer to Purchase. Please read Section 1, "Terms of the Offer; Expiration Date" and Section 10, "Certain Conditions of the Offer," which set forth in full the conditions to the Offer.

        Our board of directors has approved the Offer. However, holders of Shares must make their own decision as to whether to tender Shares and, if so, how many Shares to tender. Neither we nor our executive officers or board of directors makes any recommendation as to whether to tender or refrain from tendering Shares.

The Information Agent and Depositary for the Offer is:

Mellon Investor Services, LLC

The Date of this Offer to Purchase is June 14, 2004.

IMPORTANT

        Any stockholder who desires to tender all or any portion of such stockholder's Shares pursuant to the Offer should either (i) complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal, or such facsimile, and any other required documents to the Depositary and either deliver the Share certificates to the Depositary along with the Letter of Transmittal or a manually signed facsimile copy thereof, as is set forth in Section 3, "Procedures for Accepting the Offer and Tendering Shares," prior to the expiration of the Offer or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder whose Shares are held in book- entry form should indicate that he is tendering such Shares in the Letter of Transmittal. A stockholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

        A stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available or who cannot deliver all required documents to the Depositary at or prior to the Expiration Date, may tender such Shares by following the procedure for guaranteed delivery set forth in Section 3, "Procedures for Accepting the Offer and Tendering Shares."

        Currently, a portion of the Shares are held in escrow (the "Escrow Shares") pursuant to an escrow agreement dated as of March 15, 2001 (the "Escrow Agreement") in order to satisfy indemnification obligations of the former stockholders of ROBB PECK McCOOEY Financial Services, Inc. ("RPM") in connection with our acquisition of RPM in March 2001 (the "RPM Acquisition"). By executing and delivering the Letter of Transmittal to the Depositary, a stockholder will also be indicating that he is tendering his Escrow Shares pursuant to the Offer. By tendering his Shares and signing and delivering the Letter of Transmittal, each stockholder agrees and acknowledges that, effective upon completion of the Offer, the Escrow Agreement will be terminated and his Escrow Shares will be released from the terms of the Escrow Agreement. See Section 3, "Procedures for Accepting the Offer and Tendering Shares."

        Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and all other tender offer materials may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase.

        This Offer to Purchase and the Letter of Transmittal contain important information, which should be read before any decision is made with respect to the Offer.

FORWARD-LOOKING STATEMENTS

        When included in this Offer to Purchase or in documents incorporated herein by reference, the words "may," "expects," "intends," "anticipates," "plans," "projects," "estimates" and the negatives thereof and analogous or similar expressions are intended to identify forward-looking statements. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those reflected in such forward-looking statements. Actual events or our actual future results may differ materially from any forward looking statement due to these and other risks, uncertainties and significant factors. The forward-looking statements contained herein speak only as of the date of this Offer to Purchase and the forward-looking statements contained in any document incorporated herein by reference speak only as of their respective dates. Except to the extent required by applicable law or regulation, we do not undertake, and we hereby disclaim, any obligation to release any revisions to such forward-looking statements to reflect events or circumstances after the date of this Offer to Purchase or to reflect the occurrence of unanticipated events.

AVAILABLE INFORMATION

        We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any documents we file at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public on the SEC's website at www.sec.gov.

        Our common stock is listed on the New York Stock Exchange. You may also inspect the information we file with the SEC at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        We are "incorporating by reference" specified documents that we file with the SEC, which means:

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  incorporated documents are considered part of this Offer to Purchase; and

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  we are disclosing important information to you by referring you to those documents.

        We incorporate into this document by reference the documents listed below, which we have already filed with the SEC:

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  Our Annual Report on Form 10-K for the year ended December 31, 2003;

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  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004;

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  Our Proxy Statement for our 2004 Annual Meeting filed on April 12, 2004;

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  Our Current Report on Form 8-K filed on April 21, 2004;

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  Our Current Report on Form 8-K filed on April 23, 2004;

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  Our Current Report on Form 8-K filed on April 28, 2004;

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  Our Current Report on Form 8-K filed on May 7, 2004; and

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  Our Current Report on Form 8-K filed on May 20, 2004.

        Copies of these filings are available on our website at www.labranche.com. You may also request a copy of these filings (excluding exhibits), at no cost, by writing or telephoning our chief financial officer at the following address:

LaBranche & Co Inc. One Exchange Plaza New York, New York 10006 Attention: Chief Financial Officer Telephone: (212) 425-1144

SUMMARY TERM SHEET

        This Summary highlights selected information from this Offer to Purchase and may not contain all the information that is important to you. To better understand the Offer and for a complete description of the terms of the Offer, you should read this entire Offer to Purchase and the accompanying Letter of Transmittal carefully. Questions or requests for assistance may be directed to the information agent at its address and telephone number listed on the outside back cover of this Offer to Purchase.

Who is offering to buy my securities?

        LaBranche & Co Inc., which we refer to as "we," "us" or "LaBranche," is offering to repurchase any and all outstanding shares of its Series B Preferred Stock, with a liquidation preference of $1,000.00 per share (the "Shares"), in a self-tender offer. The Shares originally were issued on January 21, 2004 in connection with an exchange offer commenced on December 6, 2003 pursuant to which we issued one Share in exchange for each of the 39,185.773 shares of our Series A preferred stock then issued and outstanding. All the shares of Series A preferred stock tendered in the exchange offer were retired at that time, and there are no longer any shares of Series A preferred stock authorized, issued or outstanding. Each stockholder is entitled to tender all of his Shares, including any Shares that are held in escrow in connection with the RPM Acquisition. The Shares purchased pursuant to the Offer will be retired.

        The shares of Series A preferred stock surrendered in exchange for the Shares originally were issued in connection with the RPM Acquisition in March 2001. In the RPM Acquisition, we issued 100,000 shares of Series A preferred stock to the former stockholders of RPM.

        We are a Delaware corporation, incorporated in 1999, the sole member of LaBranche & Co. LLC, LaBranche Structured Products, LLC ("LSP") and LaBranche Structured Products Specialists, LLC ("LSPS"), the sole stockholder of LaBranche Financial Services, Inc. ("LFSI") and LABDR Services, Inc. ("LABDR") and the sole owner of LaBranche & Co. B.V ("BV"). Founded in 1924, LaBranche & Co. LLC, a registered broker-dealer, is one of the oldest and largest specialist firms on the New York Stock Exchange ("NYSE") and is a specialist in equity securities on the American Stock Exchange ("AMEX"). LFSI, a registered broker-dealer and a member of the NYSE and other exchanges, provides securities clearing, securities execution and other related services to its own retail customers, customers of introducing brokers and institutional customers, including traders, professional investors and broker-dealers. LFSI also provides direct-access floor brokerage services to institutional customers. LSP is a registered broker-dealer specialist in options, Exchange-Traded Funds ("ETFs") and futures on the AMEX and the New York Board of Trade ("NYBOT") and is a market-maker in ETFs, futures and options on several exchanges. LSPS was organized in February 2004 to be a specialist in ETFs traded on the NYSE, but has yet to commence operations. LABDR provides disaster recovery services and back-up facilities to other LaBranche subsidiaries. BV represents LaBranche & Co. LLC in European markets and provides client services to LaBranche & Co. LLC's European-listed companies.

        Our principal executive offices are located at One Exchange Plaza, New York, New York 10006. Our telephone number is (212) 425-1144.

What are the classes and amounts of securities sought in this Offer?

        We are offering to repurchase any and all of the outstanding Shares. As of June 14, 2004, there were 39,185.773 Shares outstanding. Please see Section 1, "Terms of the Offer; Expiration Date."

Why are you offering to buy my Shares?

        The Offer is being made in an effort to improve our overall financial condition and enhance our financial flexibility. Dividend payments with respect to the Shares dilute our reported per-share earnings and, because they are not tax-deductible, are more costly to us, on an after-tax basis, than the interest charges with respect to an equivalent amount of our outstanding indebtedness. In addition, we believe that our current financial condition (including capital levels in excess of regulatory capital requirements) makes this a particularly opportune time to repurchase the Shares. On May 18, 2004, we refinanced a substantial portion of our outstanding indebtedness (the "2004 Refinancing") through, among other things, the issuance of new 9 1/2% senior notes due 2009 (the "2009 Notes") and 11% senior notes due 2012 (the "2012 Notes") in the aggregate principal amount of $460.0 million, and we have reserved a portion of the net proceeds of the 2004 Refinancing to repurchase the Shares. Under the terms of the 2004 Refinancing, we will be required to offer to repurchase an aggregate principal amount of the 2009 Notes and the 2012 Notes equal to the portion of the net cash proceeds of the 2004 Refinancing which we have not used by September 15, 2004 to repurchase our 9 1/2% Senior Notes due 2004 (the "2004 Notes"), our 12% Senior Subordinated Notes due 2007 (the "2007 Notes") and Shares. Please see Section 5, "Background and Purpose of the Offer; Plans and Proposals."

How much are you offering to pay for the Shares and what is the form of payment? Will I have to pay any fees or commissions?

        We are offering to pay, net to you in cash, $1,000.00 per Share, plus accrued but unpaid dividends, if any, up to, but not including, the date of purchase, upon the terms and subject to the conditions contained in the Offer to Purchase and in the related Letter of Transmittal. If you tender your Shares to us pursuant to the Offer, you will not have to pay brokerage fees, commissions or similar expenses to the Depositary or us. If you own your Shares through a broker or other nominee, and your broker or nominee tenders your Shares on your behalf, your broker or nominee may charge a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

What are the most significant conditions of the Offer?

        While the Offer is not conditioned upon a minimum number of Shares being tendered or our receipt of financing, it is subject to other customary conditions such as whether there is any governmental or regulatory order prohibiting or otherwise restricting our ability to consummate the Offer. Please read Section 1, "Terms of the Offer; Expiration Date" and Section 10, "Certain Conditions of the Offer," which more fully describe the conditions of the Offer.

Do you have enough financial resources to make payment for tendered Shares?

        We have sufficient funds available to purchase all the Shares we are offering to buy in the Offer. Our obligation to purchase Shares is not conditioned upon our receipt of financing, and we have reserved sufficient proceeds from our 2004 Refinancing for the purpose of repurchasing all validly tendered (and not withdrawn) Shares pursuant to the terms of the Offer. Please see Section 9, "Source and Amount of Funds."

Is your financial condition relevant to my decision to tender Shares pursuant to the Offer?

        Because the form of payment for the tendered Shares consists solely of cash and our Offer is not contingent upon our receipt of financing, we do not think our financial condition is relevant to your decision to tender Shares pursuant to the Offer. However, after the completion of the Offer, we will continue to be obligated to pay dividends with respect to the shares of Series B Preferred Stock, if any, that remain outstanding after the completion of the Offer. We do not believe that our repurchase of

Shares will adversely affect our ability to make dividend payments with respect to any remaining Shares as and when such dividends accrue.

How much time do I have to decide whether to tender Shares pursuant to the Offer?

        You will have until at least 5:00 p.m., New York City time, on Monday, July 12, 2004 to tender your Shares. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use the guaranteed delivery procedures described in Section 3, "Procedures for Accepting the Offer and Tendering Shares."

Can the Offer be extended, and under what circumstances?

        We expressly reserve the right, subject to applicable law, to extend the period of time during which the Offer remains open. Please see Section 1, "Terms of the Offer; Expiration Date."

How will I be notified if the Offer is extended?

        If we decide to extend the Offer, we will inform Mellon Investor Services LLC, the Depositary, of that decision, and will notify you in writing of the new Expiration Date no later than 5:00 p.m., New York City time, on the day the Offer was previously scheduled to expire. Please see Section 1, "Terms of the Offer; Expiration Date."

How many Shares am I entitled to tender pursuant to the Offer? How many of my Shares will you purchase?

        We are offering to purchase any and all of the currently outstanding Shares. The Offer entitles you to tender all or any portion of the Shares that you own (including any Escrow Shares held on your behalf). We will purchase, for the Offer Consideration, all Shares properly tendered (and not withdrawn) on or prior to the Expiration Date.

        If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share certificates are submitted evidencing more Shares than are tendered, Share certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder, promptly following the expiration or termination of the Offer.

How do I tender my Shares?

        To tender your Shares, you must:

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  complete and sign the accompanying Letter of Transmittal in accordance with the instructions in the Letter of Transmittal and mail or deliver it (or a manually signed facsimile of the Letter of Transmittal) together with your Share certificates (or, if your Shares are held in book-entry form, indicate that you are tendering such Shares) and any other required documents, to Mellon Investor Services LLC, the Depositary, no later than the time the Offer expires; or

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  if your Share certificates are not immediately available or not held by you in book-entry form or if you cannot deliver your Share certificates and any other required documents to Mellon Investor Services LLC, the Depositary, prior to the expiration of the Offer, tender your Shares by complying with the guaranteed delivery procedures described in Section 3, "Procedures for Accepting the Offer and Tendering Shares."

        By executing and delivering the Letter of Transmittal, each tendering stockholder will also be indicating that such stockholder is tendering his Escrow Shares pursuant to the Offer. Upon our repurchase of the tendered Shares pursuant to the terms of the Offer, the Escrow Agreement will be terminated and your Escrow Shares will be released from the terms of the Escrow Agreement.

Until when can I withdraw previously tendered Shares?

        You may withdraw any previously tendered Shares at any time prior to the Expiration Date. Please see Section 4, "Withdrawal Rights."

How do I withdraw my previously tendered Shares?

        In order to withdraw your tendered Shares, you must deliver a written or facsimile notice of withdrawal with the required information to Mellon Investor Services LLC, the Depositary, while you still have the right to withdraw. If you tendered Shares by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your Shares.

When and how will I be paid for my tendered Shares?

        We will pay for all validly tendered and not withdrawn Shares promptly after the Expiration Date (the date on which such payment is made is the "Payment Date"). We expect the Payment Date to be July 13, 2004. We reserve the right to delay payment for Shares in anticipation of governmental or regulatory approvals.

        We will pay for your validly tendered and not withdrawn Shares by depositing the aggregate Offer Consideration with Mellon Investor Services LLC, which will act as your agent for purposes of receiving payments from us and transmitting the payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by Mellon Investor Services LLC of certificates for such Shares, or in the case of stockholders who own Shares in book-entry form, an indication in the Letter of Transmittal that such stockholder is tendering his Shares, plus a properly completed and duly executed Letter of Transmittal and any other required documents for such Shares. See Section 2, "Acceptance for Payment and Payment for Shares" and Section 3 "Procedures for Accepting the Offer and Tendering Shares."

What do LaBranche and its board of directors think of the Offer?

        Neither we nor our executive officers or board of directors makes any recommendation to you as to whether to tender your Shares.

What are the tax consequences of the transaction to me?

        Except for the amount of cash received representing the payment of accrued but previously-unpaid dividends, which will be treated as ordinary dividend income for federal income tax purposes, your receipt of cash for Shares validly tendered pursuant to the Offer will, if you meet certain conditions, require the recognition of gain or loss in an amount equal to the difference between (1) the cash you receive pursuant to the Offer and (2) your adjusted tax basis in the Shares that you surrender pursuant to the Offer. That gain or loss will be a capital gain or loss if the Shares are a capital asset in your hands, and will be long-term capital gain or loss if you have held the Shares for more than one year at the time the Offer is completed. However, the tax consequences of the Offer to you may vary depending on your particular facts and circumstances, and it is possible that the entire amount of cash you receive pursuant to the Offer will be treated as a dividend. See Section 12, "Material United States Federal Income Tax Consequences" for a more detailed discussion of the tax treatment of the Offer. We urge you to consult with your own tax advisor as to the particular tax consequences to you of the Offer.

If I decide not to tender, how will the Offer affect my Shares?

        If you decide not to tender your Shares, each such Share will continue to have a liquidation preference of $1,000 and generally accrue cumulative preferred dividends at an annual rate of 8.0% of its liquidation preference until March 15, 2005, 10.0% until March 15, 2006 and 10.8% thereafter, payable on the first day of January and the first day of July of each year. Because we did not pay the January 1, 2004 dividend with respect to the then-outstanding shares of Series A preferred stock, however, the dividend payable on July 1, 2004 with respect to the Shares currently is accruing at an annual rate of 9.0%. Additionally, if we do not timely pay the dividend payable on July 1, 2004 with respect to the Shares then outstanding, the dividends payable on January 1, 2005 with respect to such Shares will accrue at an annual rate of 9.0% through September 30, 2004 and 8.0% thereafter through December 31, 2004. Dividends with respect to the Shares you retain will be payable on the first day of January and the first day of July of each year (or if such date is not a regular business day, then the next business day thereafter).

Will LaBranche continue to make SEC filings?

        Yes. We will continue to file reports with the SEC so long as our publicly traded common stock remains outstanding.

What is the market value of my Shares as of a recent date?

        There is no public trading market for the Shares; however, the face value of the Shares is $1,000.00 per share. We advise you to consult your own advisors as to the value of the Shares.

With whom may I talk if I have questions about the Offer?

        You may call Mellon Investor Services LLC, the Information Agent, at (800) 814-0304. Please see the back cover of this Offer to Purchase.

THE OFFER
SECTION 1
TERMS OF THE OFFER; EXPIRATION DATE

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we are offering to purchase from the holders of shares of our Series B preferred stock (the "Shares") any and all of the 39,185.773 outstanding Shares. We will purchase from each tendering stockholder any and all Shares that have been properly tendered (and not withdrawn). See Section 2, "Acceptance for Payment and Payment for Shares." We will pay $1,000 plus accrued but unpaid dividends, if any, up to, but not including, the Payment Date for each Share tendered (collectively, the "Offer Consideration"). The Offer will expire at 5:00 p.m., New York City time, on Monday, July 12, 2004 (the "Expiration Date"), unless we extend the period of time for which the Offer is open, in which case, "Expiration Date" means the latest time and date on which the Offer, as so extended, will expire.

        We will pay for all validly tendered and not withdrawn Shares following acceptance of such Shares for payment promptly after the Expiration Date (the date on which such payment is made is the "Payment Date"). We currently expect the Payment Date to be July 13, 2004. We reserve the right to delay payment for Shares in order to obtain all necessary governmental or regulatory approvals. We will pay accrued and unpaid dividends, if any, on the purchased Shares up to, but not including, the Payment Date.

        Stockholders who validly tender their Shares (and do not withdraw their Shares in accordance with the procedures set forth in Section 4, "Withdrawal Rights") pursuant to the Offer on or prior to the Expiration Date and whose Shares are accepted for payment pursuant to the Offer will receive the Offer Consideration. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment.

        Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by written notice delivered to each stockholder by overnight courier or hand-delivery service, such notice in the case of an extension to be delivered no later than 5:00 p.m., New York City time, on the scheduled Expiration Date. Subject to applicable law (including Rules 13e-4(d)(2), 13e-4(e)(3) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which we may choose to deliver notice to the holders of the Shares, we will have no obligation to publish, advertise or otherwise communicate any such notice other than by delivering such notice to each stockholder by overnight courier or hand-delivery service prior to 5:00 p.m., New York City time, on the Expiration Date.

        If we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 14e-1 under the Exchange Act. If, prior to the Expiration Date, we decide to increase the Offer Consideration, such increase will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer and, if at the time that notice of any such increase is first delivered to holders of Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so delivered, the Offer will be extended at least until the expiration of such ten business day period.

        For purposes of the Offer, a "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York City, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

        This Offer to Purchase and the related Letter of Transmittal will be mailed by us to record holders of Shares whose names appear on our stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

SECTION 2
ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment from each stockholder the total number of Shares which are validly tendered (and not properly withdrawn in accordance with the procedures described in Section 4, "Withdrawal Rights") prior to the Expiration Date promptly after the Expiration Date. We will pay for all Shares validly tendered (and not withdrawn) promptly following the acceptance of such Shares for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to applicable rules and regulations of the SEC, we expressly reserve the right to delay payment for Shares in order to obtain all necessary governmental or regulatory approvals. See Section 1, "Terms of the Offer; Expiration Date" and Section 11, "Certain Legal Matters and Regulatory Approvals."

        In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates"), or if a stockholder owns Shares in book-entry form, an indication that such stockholder is tendering his book-entry Shares, pursuant to the procedures set forth in Section 3, "Procedures for Accepting the Offer and Tendering Shares," (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (including, if applicable, an indication therein that the stockholder is also tendering Escrow Shares) and (iii) any other documents required under the Letter of Transmittal. For purposes of the Offer, we will be deemed to have accepted for payment (and thereby have purchased) Shares validly tendered and not properly withdrawn as, if and when we give notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Consideration therefor with the Depositary, which will act as the agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment.

        The Offer entitles you to tender all or any portion of the Shares that you own (including Escrow Shares held on your behalf). We will purchase all Shares validly tendered (and not withdrawn) on or prior to the Expiration Date at a price equal to the Offer Consideration with respect to such Shares.

        If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if certificates are submitted evidencing more Shares than are tendered, certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder promptly following the expiration or termination of the Offer. In the event Shares held in book-entry form are not accepted or are not tendered, then such Shares will be again credited to the stockholder in book-entry form. We reserve the right to transfer or assign, in whole or from time to time in part, to one or more of our affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer and will in no way prejudice the right of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

SECTION 3
PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES

        Tender of Shares.    The tender by a stockholder (and subsequent acceptance of such tender by us) pursuant to one of the procedures set forth below will constitute an agreement between such stockholder and us in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

        Only stockholders are authorized to tender their Shares. The procedures by which Shares may be tendered by beneficial owners that are not stockholders will depend upon the manner in which the Shares are held. Each stockholder who validly tenders Shares pursuant to the Offer on or prior to the Expiration Date will receive his portion of the total Offer Consideration, based on the number of Shares tendered and accepted for payment as provided in Section 2, "Acceptance for Payment and Payment for Shares."

        Tender of Shares Held in Physical Form.    To effectively tender Shares held in physical form pursuant to the Offer, a properly completed Letter of Transmittal (or a facsimile thereof duly executed by the stockholder), and any other documents required by the Letter of Transmittal, with the signature thereon guaranteed if required by Instruction 1 of the Letter of Transmittal, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase, on or prior to the Expiration Date; provided, however, that the tendering stockholder may instead comply with the guaranteed delivery procedures set forth below. Letters of Transmittal and any certificates evidencing Shares tendered pursuant to the Offer should be sent only to the Depositary and should not be sent to us.

        The proper completion, execution and delivery of the Letter of Transmittal by a registered holder of Shares will constitute a tender of Shares by such stockholder.

        If Shares are registered in the name of a person other than the person executing the Letter of Transmittal with respect to such Shares, then, in order to validly tender such Shares pursuant to the Offer, the Shares must be endorsed or accompanied by an appropriate written instrument or instruments of transfer executed by such registered stockholder or stockholders as his or their name or names appears thereon, with the signature(s) on the Shares or instruments of transfer guaranteed as provided below.

        Tender of Shares Held Through a Custodian.    To effectively tender Shares that are held of record by a custodian bank, depositary, broker, trust company or other nominee, the beneficial owner thereof must instruct such registered stockholder to deliver a Letter of Transmittal on the beneficial owner's behalf. A Letter of Instruction is included in the materials provided with this Offer to Purchase and may be used by a beneficial owner to effect the tender of Shares.

        Tender of Escrow Shares.    By executing and delivering the Letter of Transmittal, each tendering stockholder will also be indicating that such stockholder is tendering his Escrow Shares pursuant to the Offer. Upon our repurchase of the tendered Shares pursuant to the terms of the Offer, the Escrow Agreement will be terminated and the Escrow Shares will be released from the terms of the Escrow Agreement.

        The method of delivery of Shares and Letters of Transmittal, any required signature guarantees and all other required documents is at the election and risk of the stockholder tendering Shares and delivering Letters of Transmittal and, except as otherwise provided in the Letter of Transmittal, delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, it is suggested that the stockholder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Depositary prior to such date. Instead of delivery by mail, it is recommended that stockholders use an overnight or hand delivery service.

        Except as provided below, unless the Shares being tendered are deposited with the Depositary (or, with respect to the Escrow Shares, indicated as tendered in the Letter of Transmittal) on or prior to the Expiration Date (accompanied by a properly completed and duly executed Letter of Transmittal), we may, at our option, reject such tender. Payment for the Shares will be made only against deposit of the tendered Shares and delivery of all other required documents.

        Signature Guarantees.    Signatures on all Letters of Transmittal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (a "Medallion Signature Guarantor"), unless the Shares tendered thereby are tendered (i) by a registered holder of the Shares, or (ii) for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. (NASD) or a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing being referred to as an "Eligible Institution"). See Instruction 1 of the Letter of Transmittal. If the Shares are registered in the name of a person other than the signer of the Letter of Transmittal or if Shares not accepted for payment or not tendered are to be returned to a person other than the registered stockholder, then the signatures on the Letters of Transmittal accompanying the tendered Shares must be guaranteed by a Medallion Signature Guarantor as described above. See Instructions 1 and 3 of the Letter of Transmittal.

        Guaranteed Delivery.    If a stockholder desires to tender Shares pursuant to the Offer and time will not permit the Letter of Transmittal, certificates representing such Shares and all other required documents to reach the Depositary on or prior to the Expiration Date (other than Escrow Shares), such stockholder may nevertheless tender Shares if all the following conditions are satisfied:

  (i)
  the tender is made by or through an Eligible Institution;

  (ii)
  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided herewith, is received by the Depositary on or prior to the Expiration Date, as provided below; and

  (iii)
  the certificates for the tendered Shares, in proper form for transfer, together with a Letter of Transmittal (or facsimile thereof) properly completed and duly executed, with any required signature guarantees and any other documents required by the Letter of Transmittal, are received by the Depositary within two NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

        The Notice of Guaranteed Delivery may be sent by hand delivery, facsimile, mail or overnight courier to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

        If Shares held in book-entry form are being tendered, a stockholder is not required to execute a Notice of Guaranteed Delivery; instead, such stockholder must indicate he is tendering such Shares in the Letter of Transmittal.

        Notwithstanding any other provision hereof, payment of the Offer Consideration for Shares tendered and accepted for payment pursuant to the Offer will, in all cases, be made only after timely receipt by the Depositary of the tendered Shares, and a Letter of Transmittal (or facsimile thereof) with respect to such Shares, properly completed and duly executed, with any required signature guarantees and any other documents required by the Letter of Transmittal.

        Under no circumstances will interest on the Offer Consideration be paid by reason of any delay by the Depositary in payment to any person using the guaranteed delivery procedures. However, each stockholder whose Shares we purchase in the Offer will receive the Offer Consideration, which includes accrued and unpaid dividends, if any, up to, but not including, the Payment Date. The Offer Consideration for Shares tendered pursuant to the guaranteed delivery procedures will be the same as that for Shares delivered to the Depositary on or before the Expiration Date, even if the Shares to be delivered pursuant to the guaranteed delivery procedures are not so delivered to the Depositary, and therefore payment by the Depositary on account of such Shares is not made, until after the Payment Date.

        Backup Federal Income Tax Withholding.    To prevent backup U.S. federal income tax withholding, each tendering stockholder must provide the Depositary with such stockholder's correct taxpayer identification number and certify that such stockholder is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Section 12, "Certain United States Federal Income Tax Consequences."

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tendered Shares pursuant to any of the procedures described above will be determined by us, in our sole discretion (which determination shall be final and binding). We reserve the absolute right to reject any or all tenders of any Shares determined by us not to be in proper form or, if the acceptance for payment of, or payment for, such Shares may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, in our sole discretion, to waive any defect in any tender of Shares. Our interpretation of the terms and conditions of the Offer and the Offer to Purchase (including the Letter of Transmittal and the Instructions thereto) shall be final and binding. None of the Depositary, the Information Agent, LaBranche or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. If we waive our right to reject a defective tender of Shares, the stockholder will be entitled to receive the Offer Consideration.

SECTION 4
WITHDRAWAL RIGHTS AND PROCEDURES

        Tenders of Shares may be withdrawn at any time at or prior to the Expiration Date. Shares not yet accepted for payment or exchange after the expiration of forty business days from the commencement of the Offer may be withdrawn by tendering stockholders.

        If we make a material change in the terms of the Offer or the information concerning the Offer, we will disseminate additional Offer materials and extend the Offer, to the extent required by law.

        For a withdrawal of a tender of Shares to be effective, a written, hand delivered, mailed, couriered or facsimile notice of withdrawal must be received by the Depositary on or prior to the Expiration Date at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must (i) specify the name of the person who tendered the Shares to be withdrawn; (ii) contain the description of the Shares (including Escrow Shares and any Shares held in book-entry form) to be withdrawn and identify the certificate number or numbers shown on the particular certificates evidencing such Shares (other than the Escrow Shares and Shares held in book-entry form for which no certificate number need be given); (iii) be signed by the stockholder in the same manner as the original signature on the Letter of Transmittal by which such Shares were tendered (including any required signature guarantees), if any, or be accompanied by (x) documents of transfer sufficient to have the Depositary register the transfer of the Shares into the name of the person withdrawing such Shares and (y) a properly completed irrevocable proxy that authorized such person to effect such revocation on behalf of such stockholder; (iv) state that such stockholder is withdrawing such stockholder's election to have such Shares purchased and (v) be received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may be re-tendered by following one of the procedures described under Section 3 "Procedures for Tendering Shares" at any time on or prior to the Expiration Date.

        Withdrawals of Shares can only be accomplished in accordance with the foregoing procedures.

        All questions as to the validity (including time of receipt) of notices of withdrawal with or without revocation will be determined by us, in our sole discretion (which determination shall be final and binding). None of the Depositary, the Information Agent, LaBranche or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal with or without revocation of consents or incur any liability for failure to give any such notification.

        There are no appraisal or other similar statutory rights available to a stockholder in connection with the Offer.

SECTION 5
BACKGROUND AND PURPOSE OF THE OFFER; PLANS AND PROPOSALS

        The Shares originally were issued on January 21, 2004 in connection with an exchange offer commenced on December 6, 2003 pursuant to which we issued one Share in exchange for each of the 39,185.773 shares of our Series A preferred stock then issued and outstanding. All the shares of Series A preferred stock tendered in the exchange offer were retired at that time, and there are no longer any shares of Series A preferred stock authorized, issued or outstanding. The Shares purchased pursuant to the Offer (including Escrow Shares tendered pursuant to the Offer) will be retired.

        The shares of our Series A preferred stock surrendered in exchange for the Shares originally were issued in connection with the RPM Acquisition in March 2001. In the RPM Acquisition, we issued 100,000 shares of our Series A preferred stock to the former stockholders of RPM.

        In January 2003, we offered to repurchase up to 30,000 shares of our then-outstanding Series A preferred stock for $1,000 per share, plus accrued and unpaid dividends up to, but not including, the date of purchase. On February 4, 2003, the offer expired, and on February 5, 2003, we purchased all of the approximately 24,650 shares that had been tendered for approximately $24.8 million, including the accrued and unpaid dividends with respect to those shares through February 4, 2003. All of the approximately 24,650 shares of Series A preferred stock purchased at that time were retired.

        In January 2002, we offered to repurchase up to 30,000 shares of our then-outstanding Series A preferred stock for $1,000 per share, plus accrued and unpaid dividends up to, but not including, the date of purchase. On February 15, 2002, the offer expired, and on February 19, 2002, we purchased all of the approximately 28,164 shares that had been tendered for approximately $28.5 million, including the accrued but unpaid dividends with respect to those shares through February 18, 2002. All of the approximately 28,164 shares of Series A preferred stock purchased at that time were retired.

        In December 2001, George E. Robb, Jr., then a member of our board of directors and a director of RPM prior to the RPM Acquisition, donated 8,000 shares of our Series A preferred stock to RPM Nautical Foundation ("RPM Nautical"), a non-profit organization of which he is a founder and director. On August 7, 2002, we issued to RPM Nautical subordinated notes in the aggregate principal amount of $8,000,000 (the "Notes") in exchange for the 8,000 shares of our Series A preferred stock then held by RPM Nautical. The Notes accrued interest at the rate of 10% per year until August 7, 2003 and at the rate of 9% per year thereafter. The principal amount of the Notes, together with all accrued and unpaid interest, is due on August 7, 2007. We also paid to RPM Nautical in cash the amount of accrued and unpaid dividends with respect to the shares of Series A preferred stock held by RPM Nautical as of August 6, 2002. The 8,000 shares of Series A preferred stock surrendered in exchange for the Notes were retired.

        The Offer is being made in an effort to improve our overall financial condition and enhance our financial flexibility. Dividend payments with respect to the Shares dilute our reported per-share earnings and, because they are not tax-deductible, are more costly to us, on an after-tax basis, than the interest charges with respect to an equivalent amount of our outstanding indebtedness. In addition, we believe that our current financial condition (including capital levels in excess of regulatory capital requirements) makes this a particularly opportune time to repurchase the Shares. On May 18, 2004, we completed the 2004 Refinancing through, among other things, the issuance of the 2009 Notes and the 2012 Notes in the aggregate principal amount of $460.0 million, and we have reserved a portion of the net proceeds of the 2004 Refinancing to repurchase the Shares. Under the terms of the 2004 Refinancing, we will be required to offer to repurchase an aggregate principal amount of the 2009 Notes and the 2012 Notes equal to the portion of the net cash proceeds of the 2004 Refinancing which we have not used by September 15, 2004 to repurchase the 2004 Notes, the 2007 Notes and Shares.

        In addition, under the Certificate of Designations, Powers, Preferences and Rights governing the Shares, we may not pay bonuses to our employees after September 30, 2004 if we are not current in the payment of all dividends with respect to the Shares (and any unpaid dividends with respect to the formerly outstanding shares of our Series A preferred stock), unless such prohibition is waived by the holders of a majority of the Shares then outstanding. Our successful repurchase of all the outstanding Shares will preclude the potential application of this prohibition on our payment of employee bonuses after September 30, 2004.

        We currently have no plans or proposals that relate to the acquisition of additional Shares by any person or entity, nor do we have any plans or proposals that relate to the issuance of additional Shares or other shares of preferred stock.

        To the extent we do not repurchase all the issued and outstanding Shares pursuant to the Offer and to the extent we are allowed pursuant to the terms of our outstanding indebtedness, we may in the future repurchase Shares in other tender offers or otherwise pursuant to the Certificate of Designations, Powers, Preferences and Rights of the Shares. Any such purchases may be on the same terms as, or on terms more or less favorable to stockholders than, the terms of the Offer. However, Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any Shares, other than through the Offer, until at least ten business days after the expiration or termination of the Offer. Any possible future purchases by us will depend on many factors, including the results of the Offer, the terms of our indebtedness, our business and financial position and general economic and market conditions.

        Except as disclosed herein, or as may occur in the ordinary course of our business, we currently have no plans or proposals that relate to or would result in:

  •
  an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

  •
  a purchase, sale or transfer of a material amount of our assets or any of our subsidiaries;

  •
  any material change in our present dividend policy, indebtedness or capitalization;

  •
  any material change in the composition of our present board of directors or management, except as may be necessary or advisable pursuant to federal legislation or new rules promulgated by the NYSE;

  •
  any other material change in our corporate structure or business;

  •
  a class of our equity securities being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system of a registered national securities association;

  •
  a class of our equity securities becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

  •
  the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act; or

  •
  any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

SECTION 6
EFFECT OF THE OFFER ON THE MARKET FOR OUR SERIES B PREFERRED STOCK;
REGISTRATION UNDER THE EXCHANGE ACT

        The Shares are not publicly traded, listed on any exchange or quoted in any automated quotations system of a registered national securities association. In accordance with the agreements pursuant to which the shares of our Series A preferred stock surrendered in exchange for the Shares were issued, the Shares are not permitted to be transferred by the holders thereof, except in limited circumstances. There is thus almost no liquidity for the Shares except pursuant to the terms of the Offer. As of June 14, 2004, there were 39,185.773 Shares outstanding and such Shares were held of record by 15 stockholders. None of the Shares is held through the DTC. Of the 39,185.773 Shares outstanding, 9,760.183 are Escrow Shares. By executing and delivering the Letter of Transmittal, each tendering stockholder will also be indicating that such stockholder is tendering his Escrow Shares pursuant to the Offer. Upon our repurchase of the tendered Shares pursuant to the terms of the Offer, the Escrow Agreement will be terminated and the Escrow Shares will be released from the terms of the Escrow Agreement.

        Our common stock is publicly traded and registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC's proxy rules in connection with meetings of our stockholders.

SECTION 7
CERTAIN INFORMATION CONCERNING LaBRANCHE

        We are a Delaware corporation, incorporated in 1999, the sole member of LaBranche & Co. LLC, LSP and LSPS, the sole stockholder of LFSI and LABDR and the sole owner of BV. Founded in 1924, LaBranche & Co. LLC, a registered broker-dealer, is one of the oldest and largest specialist firms on the NYSE and is a specialist in equity securities on the AMEX.

        LFSI, a registered broker-dealer and a member of the NYSE and other exchanges, provides securities clearing, securities execution and other related services to its own retail customers, customers of introducing brokers and institutional customers, including traders, professional investors and broker-dealers. LFSI also provides direct-access floor brokerage services to institutional customers. LSP is a registered broker-dealer specialist in options, ETFs and futures on the AMEX and the NYBOT and is a market-maker in ETFs, futures and options on several exchanges. LSPS was organized in February 2004 to be a specialist in ETFs traded on the NYSE, but has yet to commence operations. LABDR provides disaster recovery services and back-up facilities to other LaBranche subsidiaries. BV represents LaBranche & Co. LLC in European markets and provides client services to LaBranche & Co. LLC's European listed companies.

        Our principal executive offices are located at One Exchange Plaza, New York, New York 10006. Our telephone number is (212) 425-1144.

SECTION 8
INTERESTS OF CERTAIN DIRECTORS AND EXECUTIVE OFFICERS;
TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES; PURCHASES

        Based on our records and information provided to us by our directors, executive officers, associates and subsidiaries, neither we, nor any of our associates or subsidiaries, nor, to the best of our knowledge, any of our directors or executive officers or any associates or subsidiaries thereof, have effected any transactions in Shares during the 60 days before June 14, 2004.

        Certain of our managing directors who currently own approximately 42.9% of our outstanding common stock have entered into a stockholders' agreement under which they have agreed, among other things, that their shares of our common stock will be voted, for as long as they own their shares, as directed by a majority vote of Michael LaBranche, our Chairman, Chief Executive Officer and President, Alfred O. Hayward, Jr., an executive officer and director and the Chief Executive Officer of our LaBranche & Co. LLC subsidiary, and James G. Gallagher, a former executive officer and director. Accordingly, these individuals have substantial ability to control most matters requiring approval by our common stockholders. These matters include the election and removal of directors and the approval of any merger, consolidation or sale of all or substantially all our assets.

        Other than as described herein and except for outstanding options or other awards pursuant to benefit plans to purchase shares of common stock granted to certain employees (including executive officers) and except as otherwise described herein, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to any of the Shares, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

        Concurrently with the completion of the Offer, the Escrow Agreement will be terminated and the Escrow Shares will be released from the terms of the Escrow Agreement. Under the terms of the RPM Acquisition, the indemnification obligations of the former RPM stockholders were to be satisfied solely out of the Escrow Shares. Accordingly, when we repurchase the Escrow Shares pursuant to the Offer, we thereby will forego any further rights to indemnification by the former RPM stockholders in connection with the RPM Acquisition, other than in the case of fraud or willful misconduct.

SECTION 9
SOURCE AND AMOUNT OF FUNDS

        This Offer is not conditioned upon our receipt of financing. The total amount of funds required to purchase all the Shares, before accrued and unpaid dividends, is approximately $39,186,000. We have reserved sufficient proceeds from the 2004 Refinancing to repurchase all validly tendered (and not withdrawn) Shares pursuant to the Offer.

SECTION 10
CONDITIONS TO THE OFFER

        Notwithstanding any other provisions of the Offer and in addition to (and not in limitation of) our rights to extend and/or amend the Offer at any time, we shall not be required to accept for payment, purchase or pay for, and may delay the acceptance for payment of, any tendered Shares, in each event subject to Rule 14e-l(c) under the Exchange Act, and may terminate the Offer if, at or prior to the Expiration Date, any of the following (the "General Conditions") have occurred:

          (a)   There shall have been any action taken or threatened, or any statute, rule, regulation, judgment, order, stay, decree or injunction promulgated, enacted, entered, enforced or deemed applicable to the Offer or the purchase of Shares pursuant to the Offer (the "Purchase") by or before any court or governmental regulatory or administrative agency, self-regulatory organization or authority or tribunal, domestic or foreign, which (i) challenges the making of the Offer or the Purchase or might directly or indirectly prohibit, prevent, restrict or delay consummation of the Offer or the Purchase or otherwise adversely affects in any material manner the Offer or the Purchase or (ii) in our reasonable judgment, could materially adversely affect our business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects, or materially impair the contemplated benefits of the Offer or the Purchase to us, viz., deploying our current excess capital toward the repurchase of securities that dilute our reported per-share earnings and require the payment of dividends that are not tax deductible; or

          (b)   There shall have occurred (i) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory), (ii) a commencement of a war, armed hostilities or other national or international crisis directly or indirectly relating to the United States, (iii) any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States or (iv) any material adverse change in United States securities or financial markets generally or in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof.

        The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition (including any action or inaction by us) and, other than the condition that we obtain all necessary governmental approvals, may be waived by us, in whole or in part, at any time and from time to time prior to the Expiration Date, in our sole discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right and each right will be deemed an ongoing right that may be asserted at any time and from time to time.

SECTION 11
CERTAIN LEGAL MATTERS AND REGULATORY MATTERS

        We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of the Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition of Shares as contemplated by the Offer. Should any such approval or other action be required, we currently contemplate that we will seek such approval or other action. We may delay the acceptance for payment of, or payment for, Shares tendered in the Offer only in the event that we are required to obtain regulatory and/or governmental approvals necessary for the consummation of the Offer. There can be no assurance that any such approval or other action, if needed, would be obtained at all or without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions. See Section 10, "Conditions of the Offer."

SECTION 12
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following discussion summarizes the material U.S. federal income tax considerations that are generally applicable to holders of Shares that tender Shares pursuant to the Offer. You should be aware that this discussion does not address all federal income tax considerations that may be relevant to particular stockholders in light of such stockholders' individual circumstances and stockholders subject to special rules, such as dealers in securities or currencies, foreign persons, holders who do not hold their Shares as capital assets or who hold their Shares as part of a hedging, integrated, conversion, constructive sale transaction or a straddle, an entity that is treated as a partnership or other pass-through for United States federal income tax purposes, and holders subject to the alternative minimum tax. Nor does this discussion address the tax consequences of the Offer to any person under any non-income tax or any foreign, state or local tax laws.

        In addition, this discussion applies only to "U.S. Holders" (as defined below). For purposes of this discussion, a "U.S. Holder" means a beneficial holder of Shares that is, for United States federal income tax purposes:

  •
  a citizen or resident of the United States;

  •
  a corporation created or organized in or under the laws of the United States or any of its political subdivisions;

  •
  an estate, the net income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust, the administration of which is subject to the primary supervision of a court within the United States and which has one or more United States persons (as defined in the Internal Revenue Code of 1986, as amended (the "Code")) with the authority to control all substantial decisions, or a trust that has a valid election in effect under applicable United States Treasury regulations to be treated as a U.S. person.

        If a partnership holds our Shares, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding Shares, you should consult your own tax advisor.

        This discussion is based on the Code, applicable United States Treasury regulations and administrative interpretations and court decisions as in effect as of the date of this Offer to Purchase, all of which are subject to change, possibly with retroactive effect. No ruling from the Internal Revenue Service (the "IRS") with respect to the matters discussed herein has been requested and there is no assurance that the IRS would agree with the conclusions set forth in this discussion. Persons considering tendering their Shares should consult their own tax advisors concerning the U.S. federal income tax consequences of the Offer to them in light of their particular situations as well as any consequences under the laws of any other taxing jurisdictions.

        Characterization of the Purchase.    Our purchase of a U.S. Holder's Shares will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. As a consequence of the purchase, a U.S. Holder will, depending on his particular circumstances, be treated either as having sold his Shares or as having received a distribution in respect of stock from us under Section 302 of the Code or Section 306 of the Code.

Section 302 Analysis

        Under Section 302 of the Code, a U.S. Holder whose Shares are purchased by us will be treated as having sold his Shares, and thus will recognize capital gain or loss if the purchase:

  •
  results in a "complete termination" of his equity interest in us; or

  •
  is "not essentially equivalent to a dividend" to him.

        Both of these tests, referred to as the "Section 302 tests," are explained in more detail below. If a U.S. Holder satisfies either of the Section 302 tests, the U.S. Holder will be treated as if he sold his Shares to us and will recognize capital gain or loss equal to the difference between the amount of cash received (other than amounts which represent accrued but unpaid dividends) and his adjusted tax basis in the Shares surrendered in exchange therefor. This gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period for the Shares that were sold exceeds one year as of the date of purchase by us. For this purpose, a U.S. Holder's holding period for his Shares will include his holding period for the shares of old RPM stock surrendered in the RPM Acquisition, as well as the holding period for the shares of Series A preferred stock surrendered in exchange for the Shares. Specified limitations apply to the deductibility of capital losses by U.S. Holders. Amounts of cash received upon our purchase of Shares that represent accrued but unpaid dividends will be subject to taxation as a dividend distribution in the manner discussed in the following paragraph.

        If a U.S. Holder does not satisfy any of the Section 302 tests explained below, our purchase of his Shares will not be treated as a sale or exchange under Section 302 of the Code. Instead, the entire amount received by such U.S. Holder as a result of our purchase of Shares will be treated as a dividend distribution with respect to his Shares, to the extent of his share of our current and accumulated earnings and profits, as calculated for U.S. federal income tax purposes. To the extent the amount of the distribution exceeds such U.S. Holder's share of our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of capital to the extent of his adjusted tax basis in his Shares and any remainder will be treated as capital gain (which may be long-term capital gain as described above). To the extent that our purchase of a U.S. Holder's Shares is treated as the receipt by him of a dividend, his adjusted tax basis in the purchased Shares will be added to any Shares retained by him, and if the U.S. Holder retains no Shares, the adjusted tax basis will be added to any other stock of LaBranche owned by him. In addition, such U.S. Holder would not be permitted to recognize any loss on the transaction. A U.S. Holder that is a corporation may be eligible for a dividends received deduction for amounts received that are treated as dividends under these rules

        Constructive Ownership of Stock and Other Issues.    In applying each of the Section 302 tests explained below, U.S. Holders must take into account not only Shares and any other stock in LaBranche that they actually own but also Shares and any other LaBranche capital stock they are treated as owning under the constructive ownership rules of Section 318 of the Code. Under the constructive ownership rules, a U.S. Holder is treated as owning any Shares and any other LaBranche stock that is owned (actually, and in some cases, constructively) by certain related individuals and entities, as well as Shares and any other LaBranche stock that he has the right to acquire by exercise of an option or by conversion or exchange of another security, including any of our debt. Due to the factual nature of the Section 302 tests explained below, U.S. Holders should consult their own tax advisors to determine whether the purchase of their Shares qualifies for sale treatment in their particular circumstances.

        Section 302 Tests.    One of the following tests must be satisfied with respect to a U.S. Holder in order for our purchase of Shares to be treated as a sale or exchange by such U.S. Holder for U.S. federal income tax purposes:

        Complete Termination Test.    Assuming the U.S. Holder actually or constructively owns no stock in LaBranche other than the Shares, our purchase of his Shares will result in a "complete termination" of his equity interest in LaBranche if (i) all the Shares that are actually owned by him are sold to us and (ii) all the Shares that are constructively owned by him, if any, are sold to us or, with respect to Shares owned by certain related individuals, he effectively waives, in accordance with Section 302(c) of the Code, attribution of Shares which otherwise would be considered as constructively owned by him. U.S. Holders wishing to satisfy the "complete termination" test through waiver of the constructive ownership rules should consult their own tax advisors.

        Not Essentially Equivalent to a Dividend Test.    The purchase of a U.S. Holder's Shares will be treated as "not essentially equivalent to a dividend" if the reduction in his proportionate interest in LaBranche as a result of the purchase constitutes a "meaningful reduction" given his particular circumstances. Whether the receipt of cash by a U.S. Holder who sells Shares will be "not essentially equivalent to a dividend" will depend upon his particular facts and circumstances. The factors to be considered in determining whether a reduction in a stockholder's proportionate interest in a corporation results in a "meaningful reduction" relate to the stockholder's right to vote and exercise control, the right to participate in current earnings and accumulated surplus and the right to share in net assets on liquidation. U.S. Holders should consult their own tax advisors as to the application of this test in their particular circumstances.

Section 306 Analysis

        In general, if the Shares constitute Section 306 stock to a U.S. Holder, the amount realized by such U.S. Holder in redemption of such Shares will not be offset by his adjusted tax basis in such Shares and will result in dividend income treatment to the extent of our available earnings and profits unless the redemption completely terminates his entire actual and constructive ownership interest in our equity (as described under the caption "Complete Termination Test" above). If the redemption of such Shares results in dividend income treatment, to the extent the amount of the distribution exceeds a U.S. Holder's share of our available earnings and profits, the excess will be treated first as a tax-free return of capital to the extent of such U.S. Holder's adjusted tax basis in his Shares and any remainder will be treated as capital gain (which may be long-term capital gain as described above). In addition, if amounts received by a U.S. Holder are treated as a dividend under these rules, such U.S. Holder would not be permitted to recognize any loss. A U.S. Holder that is a corporation may be eligible for a dividends received deduction for amounts received that are treated as dividends under these rules. The law is unclear as to the treatment of any unused tax basis in a U.S. Holder's Shares if the redemption of such Shares results in dividend income treatment to him under Section 306 of the Code. U.S. Holders should consult their tax advisors as to the particular consequences to them in such a case.

Backup Withholding

        Under certain circumstances, U.S. Holders may be subject to backup withholding (currently a rate of 28%) with respect to the amount of consideration received in connection with his sale of Shares pursuant to the Offer, unless he provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. Amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the U.S. Holder's federal income tax liability, provided the required information is furnished to the IRS.

        The U.S. federal income tax discussion set forth above is for general information only. It is a summary and does not discuss all aspects of U.S. federal income taxation that may be relevant to particular U.S. Holders in light of their particular circumstances and income tax situations. U.S. Holders should consult their own tax advisors as to the particular tax consequences to them of the Offer, including the effect of any federal, state, local, foreign or other tax laws.

SECTION 13
THE INFORMATION AGENT AND THE DEPOSITARY

        Mellon Investor Services LLC has been appointed as Information Agent for the Offer. Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Holders of Shares may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

        Mellon Investor Services LLC also has been appointed as Depositary for the Offer. Letters of Transmittal and all correspondence in connection with the Offer should be sent or delivered by each holder or a beneficial owner's broker, dealer, commercial bank, trust company or other nominee to the Depositary at the address and telephone number set forth on the back cover of this Offer to Purchase. Any holder or beneficial owner that has questions concerning tender procedures or whose Shares have been mutilated, lost, stolen or destroyed should contact the Depositary at the address and telephone number set forth on the back cover of this Offer to Purchase.

SECTION 14
FEES AND EXPENSES

        We will pay Mellon Investor Services LLC reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. We will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offer to Purchase and related documents to the beneficial owners of Shares.

SECTION 15
MISCELLANEOUS

        We are not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Offer will not be made to (nor will tenders of Shares be accepted from or on behalf of) the stockholders residing in such jurisdiction.

        No person has been authorized to give any information or make any representation on behalf of us not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

        Manually signed facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, Shares and any other required documents should be sent or delivered by each stockholder or its broker, dealer, commercial bank or other nominee to the Depositary at its address set forth on the back cover of this Offer to Purchase.

The Depositary for the Offer:

Mellon Investor Services LLC

By Hand Delivery: Mellon Investor Services LLC 120 Broadway, 13th Floor New York, New York 10271	By Registered or Certified Mail: Mellon Investor Services LLC 85 Challenger Road Mail Stop—Reorg. Ridgefield Park, New Jersey 07660

By Facsimile:

Facsimile Number: 201-296-4293
Telephone Number: 201-296-4860

        Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone numbers and address listed below. A stockholder may also contact his broker, dealer, commercial bank or trust company or nominee for assistance concerning the Offer.

The Information Agent for the Offer is:
Mellon Investor Services LLC 44 Wall Street New York, New York 10005 Call Toll Free: 800-814-0304

QuickLinks

IMPORTANT
FORWARD-LOOKING STATEMENTS
AVAILABLE INFORMATION
SUMMARY TERM SHEET
THE OFFER SECTION 1 TERMS OF THE OFFER; EXPIRATION DATE
SECTION 2 ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES
SECTION 3 PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES
SECTION 4 WITHDRAWAL RIGHTS AND PROCEDURES
SECTION 5 BACKGROUND AND PURPOSE OF THE OFFER; PLANS AND PROPOSALS
SECTION 6 EFFECT OF THE OFFER ON THE MARKET FOR OUR SERIES B PREFERRED STOCK; REGISTRATION UNDER THE EXCHANGE ACT
SECTION 7 CERTAIN INFORMATION CONCERNING LaBRANCHE
SECTION 8 INTERESTS OF CERTAIN DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES; PURCHASES
SECTION 9 SOURCE AND AMOUNT OF FUNDS
SECTION 10 CONDITIONS TO THE OFFER
SECTION 11 CERTAIN LEGAL MATTERS AND REGULATORY MATTERS
SECTION 12 MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
SECTION 13 THE INFORMATION AGENT AND THE DEPOSITARY
SECTION 14 FEES AND EXPENSES
SECTION 15 MISCELLANEOUS